HireQuest, Inc. Announces Quarterly Cash Dividend of $0.05 Per Share

Dividend to be Paid on September 15, 2020,
to Shareholders of Record on September 1, 2020

GOOSE CREEK, South Carolina – August 20, 2020 – HireQuest, Inc. (Nasdaq: HQI), a national provider of back-office and operational support for franchised operators of on-demand and temporary staffing service providers, today announced that its Board of Directors has declared a quarterly cash dividend of $0.05 per share, representing an annual dividend yield of 3% based on the closing price of the Company’s common stock on August 19, 2020.

The first dividend will be paid on September 15, 2020 for shareholders of record as of the close of business on September 1, 2020.

“Our consistent profitability, facilitated in part by our franchise model, enables the Company to return capital to shareholders,” commented Rick Hermanns, HireQuest’s President and Chief Executive Officer.

About HireQuest

HireQuest, Inc. is a nationwide franchisor that provides on demand labor solutions primarily in the light industrial and blue-collar segments of the staffing industry for HireQuest Direct and HireQuest franchised offices across the United States. Through its national network of approximately 136 franchisee-owned offices in 30 states and the District of Columbia, HireQuest provides employment for approximately 80,000 individuals annually that work for thousands of customers in numerous industries including construction, light industrial, manufacturing, hospitality, and event services. For more information, visit www.hirequest.com.

Important Cautions Regarding Forward-Looking Statements

This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speaks only as of the date hereof. All statements, other than statements of historical or current fact, are statements that could be deemed forward-looking statements, including, without limitation, statements relating to our declaration of quarterly dividends. Forward-looking statements are based on the current beliefs, assumptions, and expectations of management and current market conditions. There can be no assurance that future dividends will be declared, and the payment of this quarterly dividend is expressly conditioned on the Board not revoking the dividend before the payment date. The declaration of future dividends is subject to approval of the Board of Directors each quarter after its review of the Company's financial performance and cash needs. Declaration of future dividends is also subject to various risks and uncertainties, including: the Company's cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; the deterioration in the Company's financial condition or results; and those risks, uncertainties, and other factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve a number of risks and uncertainties. Other factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligations to update such forward-looking statements, except as may otherwise be required by law.

Company Contact:
HireQuest, Inc.
Cory Smith, CFO
(800) 835-6755
Email: cssmith@hirequest.com

Investor Relations Contact:
Hayden IR
Brett Maas
(646) 536-7331
Email: brett@haydenir.com